Exhibit 99.1

Supernus Announces Second Quarter 2019 Financial Results

•	Total revenue of $104.7 million, a 5.2% increase over 2018

•	Net product sales of $102.4 million, a 5.5% increase over 2018

•	Operating earnings of $42.6 million, a 19.3% increase over 2018

•	Submission of New Drug Application for SPN-812 on track for the second half of 2019

•	Revising full year 2019 net product sales guidance range to $400 million - $410 million and full year 2019 operating earnings range to $150 million - $160 million

ROCKVILLE, Md., August 6, 2019 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for the second quarter of 2019 and associated Company developments.
Commercial Update
Second quarter 2019 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IQVIA, totaled 209,066, a 7.4% increase over the second quarter of 2018.

	Prescriptions
	Q2 2019	Q2 2018	Change %
Trokendi XR	168,682	158,568	6.4%
Oxtellar XR	40,384	36,066	12.0%
Total	209,066	194,634	7.4%

Source: IQVIA

Net product sales for the second quarter of 2019 were $102.4 million, a 5.5% increase over $97.0 million in the second quarter of 2018. Net product sales by product are as follows:

Net Product Sales ($ in millions)
	Q2 2019	Q2 2018	Change %
Trokendi XR	78,964	76,474	3.3%
Oxtellar XR	23,394	20,556	13.8%
Total	102,358	97,030	5.5%
“Prescription growth for Trokendi XR improved by 4.8% in the second quarter of 2019 as compared to the first quarter of 2019, but not to the degree we had expected,” said Jack Khattar, President and CEO of Supernus. “Following the abnormally large seasonal decline we experienced in the first quarter of 2019, reflecting the impact of high deductible managed care programs, prescription growth for Trokendi XR has been hindered by a moderate contraction in the overall topiramate market. In addition, sales deductions, particularly rebates, have not improved in the second quarter of 2019 relative to the first quarter of 2019 as we had expected, but have remained relatively flat.” Mr. Khattar added, “As a result, we are revising full year 2019 guidance for net product sales, and, to a lesser extent, operating earnings.”
Progress of Product Pipeline
SPN-812 - Novel non-stimulant for the treatment of ADHD

•
The Company concluded its pre-New Drug Application (NDA) clinical meeting with the U.S. Food and Drug Administration (FDA) in July 2019, and continues to expect to submit an NDA for SPN-812 in the second half of 2019. Pending FDA approval, the Company continues to expect to launch SPN-812 in the second half of 2020.

•	The Company has advanced manufacture of SPN-812 to support the NDA submission and in preparation of commercial launch.

•	A Phase III program in adult patients is anticipated to start in the fourth quarter of 2019.

SPN-810 - Novel treatment of Impulsive Aggression in patients with ADHD

•	Enrollment in the Phase III P301 trial is complete, with data expected in the fourth quarter of 2019.

•	Enrollment in the Phase III P302 trial continues, with data now expected in the first quarter of 2020.

•	The Company continues to expect to submit an NDA for SPN-810 in the second half of 2020, and to launch SPN-810, pending FDA approval, in the second half of 2021.

•
Enrollment in the open label extension (OLE) study continues at 90% or higher. On average, a patient in the OLE study remains on SPN-810 treatment for approximately 10.7 months, which the Company believes is an encouraging sign of the tolerability and efficacy of SPN-810.

•	Patient dosing continues in the Phase III trial (P503) in adolescent patients.

SPN-604 - Novel treatment of bipolar disorder

•	The Company remains on track to start a pivotal Phase III program for the treatment of bipolar disorder in the fourth quarter of 2019.

Operating Expenses
Research and development (R&D) expenses in the second quarter of 2019 were $17.0 million, as compared to $20.0 million in the same quarter last year. This decrease is primarily due to the completion of the four Phase III clinical trials for SPN-812, three of which were completed in December 2018 and the fourth in March 2019. Decreased expenses were partially offset by costs to manufacture SPN-812 to support the Company’s upcoming submission of its NDA.
Selling, general and administrative expenses in the second quarter of 2019 were $41.1 million, essentially equivalent to $40.1 million in the same quarter last year.

Operating Earnings and Earnings Per Share
Operating earnings in the second quarter of 2019 were $42.6 million, a 19.3% increase from $35.7 million in the same quarter last year. Operating earnings increased faster than net product sales, which grew by 5.5%, demonstrating the Company’s ability to manage operating expenses and leverage its established infrastructure.
Net earnings (GAAP) in the second quarter of 2019 were $32.7 million, or $0.61 per diluted share, an increase from $30.7 million, or $0.57 per diluted share, in the same period last year. Growth in net earnings was driven primarily from the aforementioned increase in operating earnings, partially offset by the higher effective tax rate in the second quarter of 2019 compared to the year earlier period. The effective tax rate in the second quarter of 2018 benefited from employees exercising stock options.

Weighted-average diluted common shares outstanding were approximately 53.9 million in the second quarter of 2019, as compared to approximately 54.2 million in the prior year period.

Balance Sheet Highlights
As of June 30, 2019, the Company had $852.3 million in cash, cash equivalents, marketable securities and long term marketable securities, compared to $774.8 million at December 31, 2018. This increase primarily reflects cash generated from operations in the first six months of 2019.

Financial Guidance
The Company is revising its full year 2019 guidance for net product sales and operating earnings, and reaffirming expectations for R&D expenses and the effective tax rate as set forth below:

•	Net product sales in the range of $400 million to $410 million, compared to the previously expected range of $435 million to $455 million.

•	R&D expenses in the range of $70 million to $80 million.

•	Operating earnings in the range of $150 million to $160 million, compared to the previously expected range of $160 million to $180 million.

•	Effective tax rate of approximately 23% to 25%.
Conference Call Details
The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Senior Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. Eastern Time, on Wednesday, August 7, 2019. An accompanying webcast also will be provided.
Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	1527779
Conference Call Name:	Supernus Pharmaceuticals Second Quarter 2019 Earnings Conference Call

Following the live call, a replay will be available on the Company's website, www.supernus.com, under “Investor Relations”.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company currently markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy, and Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy. The Company is also developing several product candidates to address large market opportunities in the CNS market, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients, SPN-812 for the treatment of ADHD and SPN-604 for the treatment of bipolar disorder.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share amounts)

	June 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$87,344	$192,248
Marketable securities	171,222	163,770
Accounts receivable, net	84,564	102,922
Inventories, net	26,024	25,659
Prepaid expenses and other current assets	21,757	8,888
Total current assets	390,911	493,487
Long term marketable securities	593,754	418,798
Property and equipment, net	4,028	4,095
Intangible assets, net	28,787	31,368
Lease assets	19,639	—
Deferred income taxes	25,975	29,683
Other assets	581	380

Total assets	$1,063,675	$977,811

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,081	$3,195
Accrued product returns and rebates	95,934	107,063
Accrued expenses and other current liabilities	38,614	36,535
Income taxes payable	2,674	12,377
Non-recourse liability related to sale of future royalties, current portion	2,668	2,183
Total current liabilities	143,971	161,353
Convertible notes, net	337,210	329,462
Non-recourse liability related to sale of future royalties, long term	21,100	22,575
Lease liabilities, long term	27,535	—
Other liabilities	10,955	11,398
Total liabilities	540,771	524,788

Stockholders’ equity
Common stock, $0.001 par value, 130,000,000 shares authorized 52,449,036 and 52,316,583 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	52	52
Additional paid-in capital	379,369	369,637
Accumulated other comprehensive earnings (loss), net of tax	5,924	(3,158)
Retained earnings	137,559	86,492
Total stockholders’ equity	522,904	453,023

Total liabilities and stockholders’ equity	$1,063,675	$977,811

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenues
Net product sales	$102,358	$97,030	$185,457	$186,150
Royalty revenues	2,337	1,758	4,712	3,067
Licensing revenues	—	750	—	750
Total revenues	104,695	99,538	190,169	189,967

Costs and expenses
Cost of product sales	4,044	3,683	7,728	6,961
Research and development	16,970	20,038	32,364	38,946
Selling, general and administrative	41,083	40,097	82,051	76,946

Total costs and expenses	62,097	63,818	122,143	122,853

Operating earnings	42,598	35,720	68,026	67,114

Other income (expenses), net	148	(1,864)	(1,041)	(2,076)

Earnings before income taxes	42,746	33,856	66,985	65,038

Income tax expense	10,019	3,119	15,918	7,949
Net earnings	$32,727	$30,737	$51,067	$57,089

Earnings per share
Basic	$0.62	$0.59	$0.98	$1.10
Diluted	$0.61	$0.57	$0.95	$1.06

Weighted-average shares outstanding
Basic	52,385,590	51,919,894	52,361,149	51,729,243
Diluted	53,912,977	54,203,308	53,947,834	54,021,941

CONTACTS:

Jack A. Khattar, President and CEO
Gregory S. Patrick, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
Westwicke, an ICR Company
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com